Exhibit 99.1

CIBER, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

Contact:	Gary Kohn	Robin Caputo
	Investor Relations	Media Relations
	303-625-5256	303-267-3876
	gkohn@ciber.com	rcaputo@ciber.com

CIBER APPOINTS DAVID PETERSCHMIDT CEO

GREENWOOD VILLAGE, CO — July 1, 2010 — CIBER, Inc. (NYSE: CBR), a global information technology consulting, services and outsourcing company, today announced the appointment of  Dave Peterschmidt, 62, as Chief Executive Officer and member of the Board of Directors, effective today.

With 8,000 employees and operations in 18 countries around the world, CIBER serves Global 2000, mid-market and government clients.  CIBER’s marketplace is the nearly $500 billion global IT services and outsourcing space that is expected to grow by six percent in 2010, according to industry analysts.

“We are extremely pleased to have Dave bring his extensive technology industry experience and strong leadership talents to CIBER.  He is a proven public company CEO who excels at implementing a rigorous discipline to strategic planning and developing the optimal structure for growth,” said Paul Jacobs, chairman of the board.  “We conducted an extensive search and were impressed with Dave’s track record of growing companies from start-ups to multi-national entities; his focus on operational discipline; and ties to Silicon Valley, all of which will position CIBER for reinvigorated growth.”

“CIBER is playing in one of the most dynamic markets in the world today.  As more companies look to trusted partners to outsource their technology services, CIBER is well positioned with its core assets in products, people and partners to deliver solutions that are optimal to customers,” said Peterschmidt.  “My initial focus will be to streamline operations across the company and bolster innovation in emerging areas to best position us to deliver on the global opportunity ahead.”

Peterschmidt’s tenure in technology covers a broad range of areas including services and consulting, mobile, software, Internet and enterprise computing.  During his career, he was the CEO of Openwave Systems where he successfully increased cash flow and profitability as well as top-line revenues.

Prior to Openwave Systems, Peterschmidt spent seven years as chairman and CEO of Inktomi Corp.  He joined Inktomi as a start-up and recruited a team that established the company into a leader in the Internet search and Web caching markets.  He led the company through its initial public offering and built the company to an over $10 billion valuation.  He presided over its acquisition by Yahoo! in 2003.

Peterschmidt was at Sybase, Inc. for six years starting in 1991 and was its COO for two years.  Under his leadership, Sybase grew to more than $1 billion in annual revenues and employed 6,000 people.  Peterschmidt also oversaw the largest merger in the software industry at the time when Sybase acquired Powersoft in 1995.   He started his career at Electronic Data Systems (EDS), a pioneer in the IT services industry.

Peterschmidt serves on the board of Savvis (NASDAQ: SVVS) and Limelight Networks (NASDAQ: LLNW).  He will move to the Denver area from Silicon Valley.

About CIBER, Inc.

CIBER, Inc. is a global information technology consulting, services and outsourcing company applying practical innovation through services and solutions that deliver tangible results for both commercial and government clients. Services include application development and management, ERP implementation, change management, project management, systems integration, infrastructure management and end-user computing, as well as strategic business and technology consulting. CIBER operates in 18 countries, serving clients from 14 Global Solution Centers and 70 local offices in North America, Europe and Asia/Pacific. For more information, visit www.ciber.com.

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